Exhibit 10.3

A  G  R  E  E  M  E  N  T

between

CONN-SELMER,  INC.

and

U.A.W. LOCAL 2359

May 5, 2003

COLLECTIVE BARGAINING AGREEMENT

THE AGREEMENT, made and entered into as of the 5th day of May, 2003 by and between CONN-SELMER, INC., whose office is located at 34199 Curtis Boulevard, Eastlake, Ohio, (hereinafter designated as the Company) and U.A.W. Local 2359 (hereinafter designated as the Union).

NONDISCRIMINATION.  The company and the union are committed to the optimum utilization of human resources and equal opportunity.  Job applicants and employees are evaluated on the basis of job qualifications – not age, disability, gender, national origin, race, religion, or any other legally protected group characteristic.  The company and the union are committed to maintaining a place of employment that is safe, productive, and free from any form of harassment or violence.  The company and the union each agree that they shall not discriminate against any employee who exercises any legally protected rights.  The company will not discriminate against any employee because of membership in the union.

ARTICLE I - MANAGEMENT

Section A. Subject to the provision of this Agreement, it is expressly understood and agreed that the right to manage the Plant and direct the work force is vested exclusively in Management and that all rights not specifically modified in the Agreement are retained by the Company including the rights to hire, suspend, or discharge for proper cause, or transfer, and the right to relieve employee from duty because of lack of work, or for any other legitimate reason are vested exclusively in the Company, provided that this will not be used for purpose of discrimination against any member of the Union.

ARTICLE II - RECOGNITION

The Company recognizes the Union as the sole and exclusive bargaining agency for all its employees (except supervision, plant protection, office workers and casual employees) with respect to rates of pay, working conditions and hours or days of work.

ARTICLE III - REPRESENTATION

Section A. UNION SHOP COMMITTEE. The Union shall be represented by a Shop Committee of not more than five (5) members nor less than three (3) members, all of whom shall be employees of the Company, shall have completed their probationary period with the Company as herein provided, and shall be chosen by members of the Union.

The Union Shop Committee shall negotiate in the manner as hereinafter provided with the Company on grievances that may arise in the Plant.  National Union Officials may be called in by the Shop Committee to assist in these negotiations.

Section B. DEPARTMENTAL STEWARDS. The Union, in addition to the Shop Committee, shall be represented by Departmental Stewards who shall be employees of the Company, having completed their probationary period, and shall be chosen by and from members of the Union on a basis of one (1) Steward for each Supervisor, with the assurance of a minimum of one (1) Steward for each work shift scheduled by the Company.

In the application of the above, it is agreed, the Union shall be entitled to a Steward for each designated Department or group of Departments.

Section C. COMMITTEE CHANGES. The Union agrees to keep the Company informed at all times of who constitutes the Shop Committee and the Stewards’ Committee, also when changes in said Committees are made.

Section D. DISCIPLINARY ACTION: SHOP COMMITTEE AND STEWARDS. A twenty-four hour grace period will be given to the Shop Committee and Department Stewards when they are personally involved in disciplinary action that warrants suspension or discharge, the Chairman will be advised of disciplinary action for investigation before disciplinary action takes effect.

ARTICLE IV - NORMAL HOURS AND OVERTIME

Section A. NORMAL WORK WEEK. For shop employees which may be worked without payment of overtime, for all hourly rate employees shall consist of five (5) days, Monday through Friday, of eight (8) hours each.

Section B. TIME AND ONE-HALF. All work performed in excess of eight (8) hours during any regular working day or work performed on Saturday, outside of the week as above defined, shall be paid for at the rate of time and one-half.

Section C. OVERTIME. Employees shall be paid time and one-half for all time worked prior to their scheduled starting time or after their scheduled quitting time, once they have completed eight (8) hours.

An employee’s scheduled starting and quitting time as scheduled on Monday for the week shall be considered the employee’s scheduled starting and quitting times for the remainder of the work week unless mutually agreed upon between the Company and the Union.

Section D. LATENESS.  It has been established that if an employee is going to be late for work, he/she must call his/her Supervisor or Guard and advise him/her at what time he/she will arrive.  This must be done within two (2) hours from starting time.

This is necessary in order for the Supervisor to organize the work load in his/her department so production is not lost for the day.

Should he/she not call in and advise the Supervisor that he/she is going to be late, he/she will not be allowed in the Plant two (2) hours from starting and will be marked absent for the day.

This rule shall not apply if the weather is a factor in preventing the employee from arriving on schedule.

Section E. ABSENCE.  It has been established that if an employee is going to be absent from work, they must call their Supervisor or Human Resources and advise them that they will be absent.  This should be done within two (2) hours from starting time.

1.             One day sickness will not be excused, unless:

a)                                      Physician’s slip is presented by employee upon return to work.

b)                                     Employee was sent home the day before because of obvious illness, and return on following day doubtful.

2.             Two day sicknesses will not be excused, unless physician’s slip is presented by employee upon return to work.

3.             Employees returning to work after missing three (3) or more days because of illness will not be permitted to work without physician’s slip stating employee is able to perform regular duties.  Physician’s slip must be presented by employee upon return to work.

4.             Absence from work for reason other than illness will not be excused unless employee received permission from the Human Resources Manager or the Plant Manager (or their alternate as needed) prior to absence.  See Section F.  LEAVE OF ABSENCE.  Court and legal appointments that are related to an employee’s infraction of the law are not excused “whole day” absences.  All court and legal appointments, handled on a reporting late or an out early basis, will be excused (with advance notification, provided documentation is submitted upon return to work).  “Whole day” absence, for court and legal appointments that are not related to an employee’s infraction of the law, will be excused (with advance notification, provided documentation is submitted upon return to work).

5.             Death in family, jury duty, etc. will be excused absences once verification is presented.

6.             “Emergencies” that occur between work shifts will be handled on an individual basis.  The Human Resource Manager must be consulted before excusing absence.

7.             Previously scheduled overtime for a Saturday and/or Sunday (hereinafter called “weekend overtime”) will be assigned in accordance with the established procedure, however, any unexcused absence will fall under the following guideline:

a.             All unexcused weekend overtime missed will be charged as hours paid.  (i.e., 5 hrs. o.t. = 7 1/2 missed.)

8.             Any jail time preventing an employee’s ability to report to work will not be viewed as an excused absence.  The Company will not issue any leaves of absence towards time spent in jail.  Each consecutive day in jail will be charged against the 16 Hour Policy (Infractions of a Minor Nature, #1).  The number of days permitted will depend upon the number of warnings the employee’s personnel record can support, to a maximum of nine (9) days.  Any time in jail beyond what the employee’s record can support will lead to dismissal.  Should the employee not be convicted, all jail time will not be charged against the 16 Hour Policy.

Section F. LEAVE OF ABSENCE:

1.                                       An employee may be granted a leave of absence, by the company, upon written request to a Supervisor for a period not to exceed two (2) calendar weeks in any one year, for a minimum of two (2) days (single days will only be approved when combined with remaining vacation days, or with a personal holiday request), but will not be granted a leave to work at any other job or business.  Insurance and Hospitalization benefits will continue.  Any grievance arising out of the application of the provision shall be subject to negotiation between the Company and Union.

Examples of such absences are personal business, court appearances, doctor’s appointments, family illness, etc.  Company may request verification.

2.                                       By agreement between the Company and the Union Shop Committee, employees may be granted a leave of absence for a definite period of time not to exceed one-half (1/2) their seniority length and in no event to exceed one (1) year without prejudice to seniority for one or more of the following reasons:

a)                                      Death or serious illness in family.

b)                                     Personal affairs involving legal settlement.

During such leave of absence, the employee shall only accumulate seniority and all benefits are temporarily withheld until employee returns, at which time the benefits will be reinstated.

3.                                       Employees shall be granted a leave of absence for illness or injury causing confinement to a Hospital, Sanitarium, or at home under physician’s care.  Provided a physician’s certificate is presented and proof of continued disability is supplied as requested, upon the basis of the following schedule:

a)                                      Up to four (4) years seniority.  A period of time equal to one-half (1/2) their seniority.

b)                                     Four (4) or more years seniority.  A period of time equal to their seniority.

4.                                       This could also include outpatient treatment as prescribed by an attending physician which qualifies under the medical plan.

5.                                       As per Contract Article XIII, Section A., #3:  See Contract for Benefit schedule of Sickness and Accident Weekly Benefits.

6.                                       “S & A Benefit Medical” forms may be obtained from the Human Resources office.

7.                                       Leave of absences, personal/medical, if approved, will not count toward hours included under the Excessive Absentee Policy.

8.                                       A “Leave of Absence” form may be obtained from Supervisor or the Human Resources office.

9.                                       During such leave of absence due to personal injury or illness, the employee shall accumulate seniority and all Sickness and Accident payments and Life Insurance benefits shall continue and they shall only terminate in these cases upon the termination of the leave under the above schedule, or at the end of three (3) years from the time they began their leave of absence, whichever shall occur sooner.  Insurance benefits for employees of ten (10) or more years seniority shall continue for the length of their seniority during leaves of absence due to personal illness or injury.  Coverage of Hospitalization/Dental Benefits are paid for a period of one (1) year.  Employees are responsible for Hospitalization/Dental Contribution amount during leave period.  Such benefits shall not increase during the period of the leave of absence.

10.                                 Family and Medical Leave Act (FMLA)

An employee, under the terms specified for Family and Medical Leave, with twelve (12) months of service and at least 1,250 hours worked, may be granted up to twelve (12) weeks of unpaid leave based on a twelve month rolling calendar for the following reasons:

1.             The birth or placement for adoption or foster care of a child. Leave taken for the birth of a child or the placement of a child for adoption or foster care must be a consecutive twelve (12) week period completed within twelve (12) months after the date of birth or placement.

2.             The need for the employee to care for a spouse, parent, child with a serious health condition.

3.             The employee’s own serious health condition.

Additionally, medical certification and continued documentation for intermittent absences will be required for such absence in accordance with the Act, and the regulations promulgated thereunder.

A.            Status of Accrued Paid Time

If the leave is for the care of a spouse, parent, and/or child the employee may be required to take any remaining vacation days at the beginning of the FMLA leave.

If the need for FMLA is foreseeable (such as planned surgeries or normal births), thirty (30) day notice is requested.  If the need for FMLA is unforeseeable (such as serious injury or illness, or a premature birth), you must notify the company as soon as possible, and in no event, more than two (2) days after knowing of the need for a leave.  Formal notice is further accomplished by submitting a FMLA Application Form.  FMLA Application Forms must be submitted within fifteen (15) calendar days of a return from an unforeseeable serious health condition for either the employee, or a defined family member, or the absence will not be regarded as FMLA and will be subject to the terms of the attendance rules.

B.            Status of Benefits

Health care coverages (as defined by COBRA) will continue under the same terms and conditions as while actively at work.  Employee will be responsible for continuing to make contributions to these plans while on leave.

FMLA leave will not constitute a break in the employee’s record of continuous service and the period of such leave of absence shall be included in the records as continuous service.  Employees, following FMLA leave, will be restored to their original job and pay rate.  The only exception would be changes that would have affected the employee if he / she had not gone on leave.

These terms are subject to review if the corresponding FMLA regulations are revised or changed.

Section G. OUT EARLY:

1.             Employees will not be permitted to leave work early, and will be charged with lost time except for the following reasons:

a)                                      Lack of work.

b)                                     Obviously ill and unable to continue to work.

c)                                      Emergency call from family, requiring employee to leave.  Verification may be requested.

d)                                     Workers’ Compensation injury or illness.

WORK SCHEDULE - The employee is to be notified on Friday, by 2:30 p.m. if the work schedule for the coming week is going to be changed, so that the employee has enough time to make arrangements if necessary.

If a department is advised ahead of time as required about the schedule change, they must work eight (8) hours before overtime is paid.

Only when the Company changes the schedule out of order does an employee receive overtime for the time worked prior to set schedule or time after set schedule no matter how many hours they work that day.

OVERTIME - The Company agrees to seek volunteers for available overtime by priority of classification, qualification, and overall seniority.  For the purpose of maintaining efficient operations and complying with customer requirements, the Company shall have the right to institute daily overtime or to extend the work week.  Lacking enough volunteers, it shall assign as many junior qualified employees as needed in that classification or department to perform the work.  In the application of this provision, no employee shall be required to work in excess of ten (10) overtime hours per week and not for more than three (3) consecutive weeks.  A list of employees scheduled for Saturday overtime will be posted by 2:45 p.m. Thursday, and any disputes arising from the posted list must be communicated before 2:45 p.m. Friday, otherwise a grievance for a seniority claim may not be submitted.

Section A. DOUBLE TIME. Work performed on Sundays shall be paid for at the rate of double time.  Work performed on the twelve (12) Holidays in 2003, and the thirteen (13) Holidays in 2004, as identified in Article VII - Section C, shall be paid for at the rate of double time in addition to Holiday Pay as stated in Article VII - Section C.

Section B. NO WORK. When employees report for work, not having been properly notified in advance that there will be no work, and prevented from performing their jobs that day through no fault of their own, they shall be guaranteed four (4) hours work or four (4) hours pay at their straight time day rate if no other work is available for assignments; in no event shall they be paid for less than four (4) hours.

However, this section shall not apply if the Company is unable to operate its plant or any portion thereof due to an act of Nature, utility failure, mechanical breakdown, government restriction, fire, flood, riot, civil commotion, or labor dispute, unless the mechanical breakdown or fire is caused by the company’s negligence.

Section C. NOTIFICATION OF ADDRESS CHANGE. It is the responsibility of each employee to keep the Human Resources Department informed of current address and telephone number.  Attempts to reach the employee at the telephone number currently listed in the Human Resources Department’s files shall constitute proper notice.

Section D. CALL BACK. Any employee being called back to perform a task shall be paid no less than four (4) hours at straight time pay or which ever is higher, in the event of overtime or a Holiday.

Section E. TIME AND ATTENDANCE, LABOR REPORTING. Each employee shall be required to enter his or her own attendance and labor transactions into the data collection system.  Employee shall be responsible for the accuracy of the count and time entered for all transactions.  Employees should be at their appointed place of work when signal is given for work to begin and should remain at their work until signal is given to quit.

ARTICLE V - SENIORITY

Section A. SENIORITY.  Will commence on the first day worked regardless of when employment was first offered by any Company representative.

Section B. PROBATIONARY PERIOD. All new employees shall be considered as on probation for a period of three (3) months accumulated service, except for excusable absence, after starting date and during such period, shall not be entitled to any seniority rights under the provisions of this Article.  The performance of any new employee will be evaluated on each one (l) month anniversary date for the subsequent three (3) month probation.  However, after a period of two (2) months accumulated service, they shall be entitled to Holiday Pay, and after three (3) months accumulated service shall be entitled to the Personal Holiday.  After a probation period of three (3) months, seniority shall be determined as of the date the employee started to work, and after a period of three (3) months accumulated service shall qualify for all benefits.

Section C. SUPERSENIORITY STATUS. The Chairman of the Shop Committee and all members of the Shop Committee handling all matters concerning the Grievance Procedure shall head the plant-wide seniority list during their terms of office.  Any member of the shop committee who at the time of election is on second or third shift will be assigned to the first shift within their respective classification.  Such shop committee member transferred from other than first shift will replace the employee within their classification, with the lowest plant-wide seniority, unless they can be otherwise absorbed into their classification.  This would not apply to temporary transfers between shifts for up to thirty (30) days.  If there is a reduction in the work force during the term of office of the Grievance Committeeperson, they will remain at work in their respective departments regardless of seniority unless the entire department is laid off.

The Committee must be able to do the job in accordance with the bumping procedure.  This superseniority status is applicable to layoffs only, and employees will return to their original positions on the seniority list at the termination of their terms in office.  The Department Stewards shall head the seniority list in their respective departments during their term of office.  This superseniority status is applicable to layoffs only, and employees will return to their original positions at the termination of their terms of office.

Section D. MEDICAL DISQUALIFICATIONS. Medical conditions that create a permanent inability for an employee to perform their present job will result in:

a.                                       return to job they have previously satisfactorily performed, providing there is an opening, providing they have seniority.

b.                                      seniority prevailing, accept an open job that meets the stipulated work restrictions (failure to accept an open job will be construed as a voluntary quit).

c.                                       a lay-off.

Section E. LAY-OFF PROCEDURE. When it becomes necessary to reduce the work force for an indefinite period in a department, the reduction will be made according to job classifications, and employees will be notified three (3) normal working days in advance.  It is understood and agreed that in all cases of reduction in workforce, seniority shall be the determining factor so long as those employees remaining in affected job classifications have the skills and abilities to ensure continued efficient operations of the Company.

When a reduction in workforce is implemented in a department, the following procedure will govern, seniority prevailing, provided that affected employees have the skills and abilities to perform available jobs:

1.                                   Probationary employees in the department shall be laid off before any employee having seniority in that department is affected.

a.             Employees on inactive status for sickness and accident, workers’ compensation, FMLA, or personal leave, while other senior employees within their classification are moved to lay-off status, will be moved to layoff status.

2.                                   If further reduction is necessary, employees having seniority shall be entitled to displace other employees within the department in accordance with the following:

a.                                       Displace the employee having the least seniority in an occupation he/she had previously satisfactorily performed while in the employ of the Company.

b.                                      If employees cannot displace employees in jobs previously satisfactorily performed, they shall be entitled to displace the employee having the least seniority in an occupation he/she is able to perform without further training.

c.                                       Bumping rights for those inactive at the time of lay off, may be invoked at the time said employee is scheduled to return, or is released to return to work.  Bumping rights under these circumstances, expire the working day following the scheduled return date.  Recall rights will be extended for the normal defined term (one-half seniority to a maximum of three (3) years) effective with the date of lay off; however, recall rights will not be extended until the employee is scheduled to return or is released to return to work.

3.                                   Any employee having seniority displaced from a department in accordance with the above procedure shall be entitled to displace employees in other departments in accordance with the following:

a.                                       Displace the employee having the least seniority in an occupation he/she had previously satisfactorily performed while in the employ of the Company.

b.                                      If employee cannot displace employees in jobs previously satisfactorily performed, they shall be entitled to displace the employee having the least seniority in an occupation he/she is able to perform without further training.

c.                                       If employee is displaced from original bump by a senior employee with more seniority who can perform the job without training, the employee may again exercise his/her bumping privileges.  Only the senior employee will be considered for each multi-bump situation.

4.                                   In recognition of the Company’s responsibility to maintain efficient operations, it is understood and agreed that the following criteria shall apply to employees displacing other employees in accordance with the above procedure:

a.                                       Employee will have five (5) working days during which to demonstrate ability to satisfactorily perform the work with the opportunity for familiarization of equipment and work area, without training.  At the end of this period, employee must be performing above the guarantee rate or at the same production level as the displaced employee.

5.                                   If an employee fails to displace another employee, due to lack of skills or abilities, he/she shall be placed on layoff status, with the right to recall only to:

a.                                       His/her regular job; or

b.                                      A job he/she previously satisfactorily performed; or

c.                                       Bottom of lay-off list.

6.                                   Should an employee choose not to exercise his/her seniority rights under this Section, he/she shall be placed on layoff status, relative to seniority.

Employees accepting jobs in accordance with the above procedures shall be paid at the current rate for the job.

Employees accepting jobs in accordance with the above procedures may, with seniority prevailing, exercise shift preference.

Section F. RECALL PROCEDURE. When it becomes necessary to recall employees from layoff, or to re-man a department after a reduction, the following procedure shall be applied:

1.                                       The Company shall determine with seniority prevailing whether there are displaced employees working elsewhere in the plant or on the layoff list who previously performed in the job classification.  Employee will be reassigned to an open job in accordance to the following procedure:

a.               performed job within the past ten (10) years.

b.              satisfactorily performed the job for a minimum of a two (2) year period.

c.               employee will have five (5) days for familiarization and minimal training during which to demonstrate ability to satisfactorily perform the work.  At the end of this period, employee must be performing above the guarantee rate.

d.              if an employee fails to satisfactorily perform the work as required above due to lack of skills or abilities under this Section, the employee shall be placed on layoff status, with the right to recall only to his/her original job.

e.               employees accepting jobs in accordance with the above procedures shall be paid at the current rate for the job.

f.                 employees bypassed shall retain their relative positions on the lay-off list.

2.                                       Should open jobs become available and the employee was unable to qualify for the above, employee will be recalled from the layoff list in accordance with their seniority, provided that employee has the skills and abilities to perform the available jobs.  Displaced employee taking available job shall not be reassigned to their original job once they have chosen to sign a Job Bid, or have completed one (1) year in their new job classification.  Employees bypassed shall retain their relative positions on the lay-off list.

3.                                       Should employees be unable to qualify for the above, they will be recalled to available jobs denoted by an asterisk on the Job Classification list, by using plant wide seniority of those employees on the lay-off list.  If the employee’s original job should re-open, the employee must return to that original job.  Employees bypassed shall retain their relative positions on the lay-off list.

4.                                       Employees recalled from the layoff list to their original jobs refusing to return to such jobs, shall be considered having quit, forfeiting all accumulated seniority.

5.                                       Employees recalled from the layoff list to available work refusing such job shall be placed at the bottom of the layoff list.  However, upon second refusal of recall to available work, employees shall be considered on layoff until original job becomes available, or Article V, Section F., #2., becomes applicable.

6.                                       It is understood and agreed that the recall and re-manning procedures contained in this Agreement will be invoked only when full time, permanent jobs become available.  Should temporary jobs become available, the Company shall exercise its prerogative to fill those vacancies, within the limitations of this Agreement, after having first advised the Union.

Section G. PLANT LAY-OFF AND TEMPORARY REDUCTIONS. On a plant-wide layoff, affecting all departments, the work week shall not be less than thirty-two (32) hours, consisting of four (4) eight (8) hour days, for a period of not longer than six (6) weeks and then the Company and the Union shall meet to consider the advisability of continuing the thirty-two (32) hour week or reducing the number of employees according to seniority.  This clause does not apply to a temporary reduction in a certain department due to lack of work, shortage of material, overstock or temporary setback of production.  A temporary reduction in a department will be of definite duration, not to exceed one (1) week, in which case employees will be placed on layoff status, without invoking Article V, Section E.  Should the temporary reduction exceed one (1) week, the Company and Union shall meet to discuss the advisability of reducing the work force according to Article V, Section E.

Section H. SENIORITY FORFEITURE. Employees shall forfeit seniority if:

1.             They quit or retire.

2.             The employee is laid off for a period in excess of one-half (1/2) of his/her seniority but in no event shall he/she retain his/her seniority after three (3) years continuous lay-off.

3.             They are discharged for just cause.

4.             They are absent for three (3) consecutive working days without reasonable cause.  Questionable cause shall be negotiated between the Company and the Union.

5.             They fail to report for work within five (5) days, after receiving notice to report where such failure to report does not arise from good causes, such as employment elsewhere (for a period not to exceed two (2) weeks), illness, death in the immediate family, absence from the city or military service, provided, however, in such cases that they give the Company notice of the good cause preventing them from returning to work within three (3) days of receipt of notice.

6.             While on leave of absence, they accept employment with another concern without approval of the Shop Committee and the Company.

Section I. SENIORITY ROLLS. The Company shall furnish an accurate seniority roll showing the status of all employees covered by this Agreement, a copy of said roll shall be given to the Shop Committee on request.  The Company will also notify the Union in writing of hiring, discharging, rehiring, furloughing, and transferring of each and every employee, in order to keep the above mentioned seniority roll up to date.

Section J. JOB POSTING & BIDDING. Notices of vacancies or new jobs created will be posted on the job posting bulletin boards for a period of three (3) working days during which employees shall have the opportunity to advance their status by filing an application for transfer to such jobs with the Human Resources Manager.  If posted jobs are not filled in thirty (30) days, a one-day posting will be made before a new employee is hired.

Requests for transfer will be considered in accordance to the employee’s seniority, qualifications, and curtailment of production, before any new employee is hired for such a job.  Before the job is awarded to a bidder, the lay-off list will be referred to for qualified senior employees.  If a laid off employee accepts the job, the job bid must be signed.  If an employee on the lay-off list refuses the job, refer to Article V, Section F., #5 page 12.  If there is reasonable doubt as to the employee’s qualifications, a reasonable trial period shall be granted.  Should any employee disqualify themself during the five (5) day trial period, they shall have return rights to their previous job.  Once the employee is accepted for the job, and once the employee completes the five (5) day trial period, he/she relinquishes the rights to the job he/she left.  Any employee who fails to successfully hire or transfer into a new job will be placed on layoff status, with no bumping rights.  Layoff status will be automatically invoked upon the issuance of the third infraction of a minor nature for failing to meet a reasonable measure of efficiency (Infraction of a Minor Nature #10).  Employees who are disqualified in this manner will relinquish recall rights to any previously disqualified job, and all warnings on record will continue for the remainder of their terms once the employee returns from layoff.

Employees interested in being considered for rough assembly should first bid into the rough assembly training classification.  The horn slide training classification will be comprised of two (2) separate tiers; Trainee B - Grade 2, and Trainee A - Grade 5.  Available positions will be posted as Trainee B - Grade 2.  Existing employees who transfer into this classification will have the customary five (5) day trial period.  Employees in Trainee B will be evaluated on a monthly basis, and transfer to Trainee A will only occur after the employee has reached a skill level equivalent to the established standards for horn slide assembly.  Transfer from Trainee B to Trainee A must be accomplished within six (6) months, if not, Article V., Section J., Page 13 would apply.  Existing horn slide assemblers will retain their current classification, and employees within the Trainee A will be considered part of the horn slide assembly capacity.  Under this program, the training classifications may not be considered a permanent position.  Any employee within Trainee A can bid on Rough Assembly jobs within departments 35 and 38, and will not be required to complete one year of service.   However, any subsequent transfer to rough assembly (either by bid or placement) will require employees to complete one year of service.

Any subsequent job openings in rough assembly will be filled predominantly by employees from this training classification.  This, however, is not intended to prevent any of the current rough assemblers from bidding into a new rough assembly opening.  Providing no eligible bids are received from current rough assemblers, the Trainee A can bid with seniority prevailing.  If no eligible bids are received from Trainee A, then placement of a Trainee A will be done at the discretion of the company.

Plantwide seniority rules will apply to layoff within this training classification (e.g. a senior Trainee A will remain over a junior horn slide assembler, or a junior Trainee A can be bumped by a senior rough assembler).

An employee transferred from one department to another shall immediately be credited with his/her total seniority in the new department.  The most senior employee may exercise shift preference from one shift to another, within a job classification, within a department, provided a vacancy exists.  The company reserves the right to temporarily postpone shift preference, to a maximum of one (1) year, within classifications that require extended training or supervision (specifically 5A41 – Polisher, 5A42 – Buffer, and 5A35 – Color Buffer).  All transfer requests shall be answered if rejected for seniority, qualifications, or curtailment of production.

In the application of this provision, requests for transfer to another job, in the department wherein the vacancies occur or the new job is created, shall be considered before any such requests made by employees from other departments.

Once an employee accepts a transfer, or once an employee disqualifies themself during a trial period and returns to their previous job, that employee will not be allowed to submit another request for transfer for a period of one (1) year.  This applies to intra-departmental, as well as inter-departmental transfers.

Requests for transfers submitted by employees in Labor Grades 1 and 2, with less than one (1) year seniority or probationary employees, will be considered and possibly accepted, providing that an employee with one (1) year or more seniority did not bid the job.

Employees in Labor Grades 3 and above with less than one (1) year seniority shall not be entitled to place transfer requests.

Requests for transfer into a lower Labor Grade, or into the same Labor Grade, will be accepted only when the earning potential of the employee will be significantly improved by the downward or lateral transfer.

It is understood that requests for transfer will be considered on an individual basis, taking in account all the factors presented at the time the request for transfer is submitted.

When an abnormal condition exists that may result in the curtailing of production in other parts of the Plant, Management reserves the right to hire experienced individuals in preference to present employees who do not have previous experience.

Union and the bidders will be notified within five (5) working days of the final posting date.

Section K. TRAINING PAY REDUCTION. It is mutually agreed that when an employee bids into a new job, their actual hourly rate will be reduced by no more than twenty-five cents ($.25) an hour from the top of the new classification rate to absorb the training process and the Company agrees to elevate the employee towards the top of the rate as they progress during the training period or when employee is capable of performing all duties assigned in job grade, according to the following schedule:

Day Worker	-	increase in 30 days

Piece Worker	-	increase when employee achieves base rate; but in no case, longer than 60 days

Section L. SENIORITY GRIEVANCES. Any grievances arising out of seniority shall be subject to negotiations between the Union and the Company.

Section M. NOTIFICATION OF JOB STATUS. In laying off, furloughing, or transferring any employee, the Company Representative shall notify the Chairman of the Shop Committee and the employee in such layoff, furlough or transfer as soon as practical.

Section N. TRANSFER INTO BARGAINING UNIT. Employees who were not employed in the bargaining unit at any time during their period of employment with the Company and who are transferred into the bargaining unit shall be credited with seniority from the date of transfer into the bargaining unit after having served their probationary period.

Section O. REASSIGNMENT TO BARGAINING UNIT. Employees who were, or may be transferred or promoted from jobs within the bargaining unit to jobs outside the bargaining unit shall retain their seniority but shall not accumulate seniority while working on such jobs.  In the event such employees are transferred into the bargaining unit, they shall be placed on available jobs where they are best qualified in line with their seniority, but shall not be entitled to exercise their seniority to displace any regular full-time employee within the bargaining unit for a period of ninety (90) days from the date of transfer.

Section P. DISCHARGE PROCEDURE AND GRIEVANCES. Should an employee be subject to discharge, he/she shall be advised of the reason for such action.  The Company shall then request the presence of the Chairman of the Shop Committee to discuss the cause with him/her before he/she is required to leave the Plant.

Should the employee or his/her representative consider the action to be improper, a written protest must be presented to the Company within five (5) working days after the action was taken, or the action taken will be considered as accepted.  Such protest will be handled in accordance with the established grievance procedure.  If it is determined that the discharge was unjustified, the employee shall be reinstated to his/her former position and to his/her former standing on the seniority list, without any loss of pay.

ARTICLE VI - GRIEVANCE PROCEDURE

Section A. INTENT OF DISPUTE ADJUSTMENTS. It is the intent of the parties to this Agreement that the procedure herein set forth serve as a peaceful means for the adjustment of all disputes that may arise between them.

Section B. NO STRIKE / NO LOCKOUT.  The union agrees that it will not encourage, sanction, or approve any strike, handbilling, sympathy strike, or other interruption of work growing out of any dispute.  On the contrary, the union will actively discourage and endeavor to prevent or terminate any strike, stoppage, slowdown, or other interruption of work.

The company agrees that neither it nor its representatives will put into effect any lockout during the term of this agreement.

Section C. Any grievance relating to the issuance of a warning must be submitted to the following grievance procedure within fourteen (14) calendar days following the issuance of said warning to the employee(s), otherwise the action is regarded as accepted.  The union, whenever a warning is issued, will be immediately furnished a copy of the written warning upon issuance to the employee.  Whenever a grievance arises, the following steps shall be taken to ensure proper and timely handling:

Step 1.

An employee with a problem, complaint or question will discuss the details of the complaint with the Supervisor and the Department Steward.  Who, after investigating complaint or problem, will determine if there is cause.  The Supervisor, within a 24 hour period, will give a formal answer to the employee in the presence of the Department Steward.

Step 2.

Failing satisfactory settlement with the Supervisor, a grievance shall be written, at which time employee and Department Steward shall present the written grievance to the Supervisor who will submit the grievance to a Company Representative selected by the Company, who will within a five (5) day grace period, conduct a meeting of all parties involved in an attempt to resolve the issue.

Step 3.

If the issue is still not resolved, the written grievance will be taken up in a meeting with the Grievance Committee and a Representative of the Company within ten (10) working days of the notice of rejection to settlement in Step 2.

Step 4.

In the event satisfactory settlement is not made, and after the above procedure has been exhausted, the grievance shall be referred to the Executive Vice President or his representative and the Union’s National Representative and the Company Legal Advisor.  Should such a meeting be necessary, it will be held at 2:00 p.m. within two (2) weeks notice of rejection in step three or on a date agreed upon by both. The Step 4 meeting may be delayed beyond the above mentioned timetable by mutual consent of the Company representative and the Union.  If (a) the company fails to meet, or (b) the union fails to submit written rejection to the 3rd step outcome, within the specified time limits in the 4th step of the grievance procedure, then the grievance shall be considered settled on the basis of the last position – in favor of the union in situation (a), or in favor of the company in situation (b).

Step 5.

If the grievance is not settled pursuant to the steps in the grievance provisions of this agreement, then either party shall, within thirty (30) calendar days after any Step 4 grievance answer submit the grievance to arbitration.  Both the company and the union agree to utilize expedited arbitration as a preferred method.  Post hearing briefs will be permitted only by agreement of the parties or by direction of the arbitrator if one party so requests.

The employer and the union shall agree upon a list of three (3) arbitrators to serve for the duration of this agreement.  When either party requests arbitration pursuant to Section C., Step 5., the parties shall meet within seven (7) working days to select an individual from this panel to hear said matter.  The arbitrator will be selected by process of rotation.  As soon as the parties select the arbitrator, they shall jointly request a hearing date be set as soon as possible subject to the availability of the parties.  If the parties and the arbitrator are unable to agree upon a date within thirty (30) days of contact with the arbitrator, then the parties, by mutual agreement, may immediately select another arbitrator.  No more than thirty (30) days after submission of the case to the arbitrator, the arbitrator will issue his / her award.  The parties agree to accept the arbitrator’s award as final and binding upon them; however, the arbitrator shall have no power to add to, subtract from, or modify any of the terms of this agreement.

The cost of the arbitrator, and meeting room shall be shared equally by the parties.  Any other expense (such as attorney, transcript, or witness or advocate fees) must be paid by the party incurring such expense.

No aggrieved party shall have any right to invoke the grievance procedure provided above, or the arbitration procedure provided above, unless the matter of such grievance has been presented as provided above.

ARTICLE VII - WAGES

Section A. NEW EMPLOYEE CLASSIFICATION. Any new employee may be employed in any bracket or classification to be determined by their past experience.

Section B. MINIMUM HIRING RATES AND INCREASES. The minimum hiring rate for new employees will be twenty-five cents ($ 0.25) below the top of the corresponding job grade.  Hourly wage rates, reduced for new hires, will be elevated to the top of the corresponding job grade by the end of their three (3) month probation.

Section C. HOLIDAYS. The Company shall pay all employees with seniority covered by this Agreement at their average hourly earnings for the following Holidays, to be observed on designated dates:

a.          2003:

Monday, May 26 - Memorial Day

Friday, June 27 - Independence Day (Observed)

Monday, September 1 - Labor Day

Thursday/Friday, November 27 & 28 - Thanksgiving Holidays

Thursday/Friday, December 25 & 26 - Christmas Holidays

Monday/Tuesday/Wednesday, December 29, 30, & 31 - (3) Floating Holidays

Monday, January 1 - New Year’s Holiday

b.         2004:

Friday, April 9 - Good Friday

Monday, May 31 - Memorial Day

Friday, July 2 - Independence Day (Observed)

Monday, September 6 - Labor Day

Thursday/Friday, November 25 & 26 - Thanksgiving Holidays

Friday/Monday, December 24 & 27 - Christmas Holidays

Tuesday/Wednesday/Thursday, December 28, 29, & 30 - (3) Floating Holidays

Friday, December 31 - New Year’s Day

c.          Personal Day to be used as requested by employee:

1.               Two weeks notice must be submitted prior to the day being requested, seniority prevailing, when combined with other regularly scheduled holidays.

2.               Must be approved by Human Resource Manager.

3.               The Personal Holiday, if used at any other time, can be merely taken with advance or “call-in” notice.  However, the Personal Holiday cannot be applied retroactively to a day already missed.  The Personal Holiday, if arranged on a call-in basis, must be reported to your Supervisor or Human Resources within two (2) hours of your scheduled starting time.  This holiday must be taken by the end of each contract period.  Employees who have not used their personal holiday shall be paid for the holiday at the end of the contract year.

HOLIDAY PAY QUALIFICATIONS. Absence from work without permission or approval of the Company and Union Shop Committee the working day prior to, or the working day following paid Holidays will result in forfeiture of Holiday Pay unless the Company and Union agree that the employee has a reasonable excuse for payment of Holiday Pay which is:

a.                                       During that week of the Holiday, from Monday to Sunday, an employee is hospitalized prior to the Holiday and is unable to work as required.

b.                                      Hospitalized on the Holiday and unable to report the day after as required.

c.                                       Hospitalized on the day scheduled to return to work as required.

d.                                      During the week of the Holiday, a physician’s slip stating that employee has been sick and was unable to report to work as required either on the day before the Holiday or on the day after the Holiday.

e.                                       Employee on Leave of Absence for personal, sickness, or injury reasons do not qualify for Holiday Pay - unless, the employee works the next scheduled workday following the holiday.

f.                                         Employees who were laid off 30 days prior to a holiday, will qualify for payment of the holiday.

In addition to the listed exceptions to holiday pay qualifications, emergencies that occur the day before or the day after a holiday will be handled on an individual basis.  The employee must report the emergency to the Human Resource Manager, and the employee must furnish ‘documentation’ proving the legitimacy of such emergency upon return to work.  Human Resources will determine if payment for the holiday(s) is to be made under these conditions.

Section D. SPECIAL RATES.

a.                                       INSTRUCTOR PAY. The Company may appoint new instructors to train one or more employees for the job.  For the time spent instructing, they will receive fifteen cents ($.15) per hour over their King bracket rate or their average piecework earnings whichever is greater.

b.                                      GROUP LEADER PAY. The Company will pay group leaders at least ten cents ($.10) per hour over the day rate of the highest classification of the employee that he/she leads.

c.                                       TEMPORARY TRANSFERS. When an employee’s work is in two (2) or more Labor Grades, he/she shall carry the higher rate.  Temporary transfers can be made as an interim work assignment during temporary periods of no work, for up to six (6) weeks, leaving the affected employee an opportunity to return to their normal job. Temporary transfers, under these circumstances, will be further extended if mutually agreed by the company and the union.

d.                                      NEW HORNS. A new or revised procedure, or a new or prototype horn, that is unlike any established operation, that cannot be assigned a temporary rate, will be paid at average overall earnings.

e.                                       SHIFT DIFFERENTIALS. Employees working on the second shift shall receive additional compensation of fifty cents ($.50) per hour.  Employees working on the third shift shall receive additional compensation of seventy-five ($.75) per hour.

ARTICLE VIII - INCENTIVE WORK

The normal cycle time per piece will be established by time study of a job at normal working conditions.

Variable allowances will be determined for the operation and converted into minutes per piece.

A constant allowance of 20 minutes per day for rest periods and wash-up time plus 24 minutes for personal and fatigue totaling 44 minutes per day or 5.5 minutes per hour will be allowed except for the Polishing Department, where an additional 5 minutes wash-up time is allowed making 49 minutes per day or 6.125 minutes per hour.

Sixty minutes minus the constant allowance will be the net operating time per hour.

The net operating time per hour divided by the normal cycle time per piece plus the variable allowance will equal the number of pieces per hour.

The reciprocal of the number of the pieces per hour will equal the standard hours per piece.

EXAMPLE:

min. per pc.
Normal cycle time per piece	1.520
Variable allowance	089
Total normal time per piece	1.609

min. per hr.
Constant allowance	5.5
Net operating time	54.5

Standard number pieces per hour =

...54.5 divided by 1.609 = 33.87 pieces per hour.

Standard hour per piece = .0295

Piecework price = standard hours per piece x base rate of the work classification

(1.64) = .0295 x 1.64 = .0484 each or $4.84 per 100

When the standard has been established as above, the employee shall be notified of the standard.

Payment for incentive work shall be the earned hours times the base rate as established by the job evaluation program.  The employee being guaranteed on any operation or group of operations as established in the time study, a minimum earnings equal to his/her regular straight time hourly rate for King Instruments and his/her Cleveland Guaranteed Rate of Cleveland Instruments.

Section A. TRIAL PERIOD. Shall be no shorter than thirty (30) days and a minimum of two (2) complete runs of an operation by the employee after the rate has been established and the employee has been notified of the rate.  During the trial period, the employee may request the Supervisor to furnish the facts concerning the time study.

The employee may protest a standard by filing a written grievance with Management within five (5) working days after the above said trial period has been completed.  Company will notify the Shop Steward when the above said trial period has been completed.  It is understood that before such a grievance if filed, the elements of the study being questioned must first have been discussed by the employee with his/her Supervisor, a Committeeperson and the Time Study person.

The Company agrees to give top priority to retiming of any operation whose standard is under protest and will guarantee the employee’s hourly day rate until the operation has been retimed and/or accepted.  Union to receive notice at completion of retiming.  If the employee can make thirty percent (30%) in excess of his/her day rate during the trial period, the rate will remain in effect as an accepted rate.

Management reserves the right to:  retime all elements effected; reset the standard on any operation when there is a change in method, material, design or tooling; establish a maintenance system for all piecework rates.  (A maintenance system is a method to make sure all operations and elements are being completed).  Clerical error may be corrected at any time.  The employee shall be guaranteed his/her hourly rate when there are substandard tools or materials.

Section B. RESTUDY. It is agreed that Management may restudy any operation where it feels that increase productivity through new processes, new tooling, equipment and methods could be applicable.  Management may restudy any operation where:

a.                                       rates have been arbitrarily set, or

b.                                      there is no proper documentation for the present rates

It is to be significantly understood that any resultant changes will not adversely affect the employees’ earnings.  It is also Management’s desire to enable employees to increase their earning through increased efforts.

Section C. PIECEWORK METHOD/PLAN. It is Management’s intention, with the cooperation of the Union Committee, to attempt to find a Piecework Method/Plan that will incorporate and/or eliminate the tack-on into the piecework rate to enable employees to realize full proportionate earnings for increased effort yet at the same time keep production of musical instruments competitive with the market.

No Company Representative or their Representatives shall be placed upon a productive job for the purpose of setting up or establishing any or all piecework or other standard rates; however, in the event a time study has been protested, Management shall reserve the right to use any method it sees fit to verify the study.

Section D. REWORK/SCRAP. It is the Company’s Policy to pay for only good pieces.  That is, the Company does not pay for work which must be reworked or scrapped.

If faulty work can be corrected by the employee who was responsible for it, he/she must do it on his/her own time.

If the faulty work must be done by another employee, credit will be given to the original employee for the piece price less the rework cost of those pieces.

The above does not apply if the cause is beyond the control of the employee.

Section E. WORK OUTSIDE OF CLASSIFICATION. When an employee on incentive, whose regular work is scheduled, is assigned to a job that is a type of work outside of his/her  classification, he/she shall be guaranteed his/her average earnings.  This premium is only to be paid:

1.             In the event an employee of lesser seniority remains on incentive in the classification from which the employee was displaced.

2.             If in the pay period anyone remaining in the classification from which the employee was displaced is working overtime.  This does not apply on Saturday unless another employee remaining in the classification is working.

Employees on incentive shall receive time and one-half for all overtime worked.  The pay to be computed on the average hourly earnings for the week the overtime is worked.

JOB CLASSIFICATION AND BASE RATES EFFECTIVE.

Effective February 19, 2003, two percent (2%) shall be added to all piecework rates.  A general wage increase of two percent (2%) shall be added to all daywork and guaranteed rates.

Effective February 16, 2004, two percent (2%) shall be added to all piecework rates.  A general wage increase of two percent (2%) shall be added to all daywork and guaranteed rates.

For Time Study purposes, Base Rate plus Tack-On will add up to Max Day Rate.

*Recall Jobs – Article V., Section F., #3, Page 12.

#1 Grade

	2/19/03	2/16/04
Maximum Day Rate	$13.525	$13.796
Cleveland Guaranteed Rate	12.383	12.630
Base Rate for King Piecework	8.985	9.256
Base Rate for Cleveland Piecework	7.843	8.090

*Sweepers

#2 Grade

	2/19/03	2/16/04
Maximum Day Rate	$13.664	$13.937
Cleveland Guaranteed Rate	13.454	13.723
Base Rate for King Piecework	9.124	9.397
Base Rate for Cleveland Piecework	8.914	9.183

*Case Sizing Boring Machine Operator

*Degreaser / Parts Cleaner

*Harperizer & Tumbling Machine Operator

*Laborer

*Laborer - Air/Water Check Horns

*Vibratory & Tumbling Machine Operator

*Operator - Cut and Shrink

*Operator - Drill Press & Milling

*Trucker - Stock Handler

*Trainee B

*Laborer - Rinse Tank

#3 Grade

	2/19/03	2/16/04
Maximum Day Rate	$13.791	$14.067
Cleveland Guaranteed Rate	13.597	13.869
Base Rate for King Piecework	9.251	9.527
Base Rate for Cleveland Piecework.	9.057	9.329

Bender - Crooks

Induction Machine Operator

Lead and Silver Solderer

Operator - Punch Press

Packers

Pantograph/Schmidt Engraver Set-Up Oper.

*Pickling Tank Operator

*Shippers

Straighten Trombone Slide Tubes

Water Key Assembler

Aqueous System Set-Up Operator

Lead Pot Operator

#4 Grade

	2/19/03	2/16/04
Maximum Day Rate	$13.952	$14.230
Cleveland Guaranteed Rate	13.719	13.993
Base Rate for King Piecework	9.412	9.690
Base Rate for Cleveland Piecework.	9.179	9.453

Automatic Tube Buffing Mch.

Brazer

CNC Automatic Spinning Machine Operator

CNC Drill Operator

CNC Laser Operator

Draw Bench Operator

Engine Lathe Operator

Final Assembly Horns

Honer - Trombone Slides

Lacquer Sprayers

Maintenance Helper

Operator Turret Lathe, Hand Screw

Set-Up Opr. Vertical Draw Mch.

*Stock Clerk

Rotary Valve Finisher

Auto. Buff. Mach. Set-up Opr.

#5 Grade

	2/19/03	2/16/04
Maximum Day Rate	$14.021	$14.301
Cleveland Guaranteed Rate	13.770	14.045
Base Rate for King Piecework	9.481	9.761
Base Rate for Cleveland Piecework.	9.230	9.505

Assembler Valves & Crooks

Bender

Operator Automatic Screw Mch.

Piston Machinist

Plater C

Rough Assembly - Cornets, Trumpets

Rough Assembly - Horn Slides and Trombone Bells

Rough Assembly - Large Horns & Rotary Valves

Rough Assembly - Trombone Slides

Waste Water Pretreatment Operator

Trainee A

Annealing Furnace Operator

#5A Grade

	2/19/03	2/16/04
Maximum Day Rate	$14.089	$14.371
Cleveland Guaranteed Rate	13.872	14.149
Base Rate for King Piecework	9.549	9.831
Base Rate for Cleveland Piecework.	9.332	9.609

Color Buff and Color Rag

Polisher

Buffer

Rotary Valve Maker

Set-Up Operator - Punch Press

#6 Grade

	2/19/03	2/16/04
Maximum Day Rate	$14.250	$14.535
Cleveland Guaranteed Rate	13.974	14.253
Base Rate for King Piecework	9.710	9.995
Base Rate for Cleveland Piecework.	9.434	9.713

Automatic Hydraulic Spinning Machine Operator

Bender Skilled

Inspector B

Sheet Brass Workers

Plasma Arc Welder

Piston Liner, Assembler, and Ball-Out

#6B Grade

	2/19/03	2/16/04
Maximum Day Rate	$14.309	$14.595
Cleveland Guaranteed Rate	14.056	14.337
Base Rate for King Piecework	9.769	10.055
Base Rate for Cleveland Piecework.	9.516	9.797

Spinner - Metal

#6A Grade

	2/19/03	2/16/04
Maximum Day Rate	$14.433	$14.722

Inspect and Pretest, Cup Instruments

Maintenance B

#6A-1 Grade

	2/19/03	2/16/04
Maximum Day Rate	$14.571	$14.862

Maintenance & Welder A

Plater B

#6A-2 Grade

	2/19/03	2/16/04
Maximum Day Rate	$14.767	$15.062

Automatic Screw Mch. Set-Up Oper.

Inspect & Final Test, Cup Instr.

Operator Centerless Grinder

Turret Lathe & Hand Screw - Set-Up Oper.

CNC Turning Center Set-Up Operator

#7 Grade

	2/19/03	2/16/04
Maximum Day Rate	$15.145	$15.448

Plater A

Tool Maker Trainee

#7B Grade

	2/19/03	2/16/04
Maximum Day Rate	$15.512	$15.822

Horn Repair

#8 Grade

	2/19/03	2/16/04
Maximum Day Rate	$16.305	$16.631

Tool Room Machinist B

#9 Grade

	2/19/03	2/16/04
Maximum Day Rate	$17.003	$17.343

Maintenance A

Tool Room Machinist A

#9A Grade

	2/19/03	2/16/04
Maximum Day Rate	$17.340	$17.687

Tool & Die Maker

#10 Grade

	2/19/03	2/16/04
Maximum Day Rate	$17.956	$18.315

Maintenance & Electrician

#10A Grade

	2/19/03	2/16/04
Maximum Day Rate	$18.156	$18.519

CNC Programmer, Complex

Tool & Die Maker Complex

ARTICLE IX - VACATIONS

The Union and the Company agree that the purpose of vacations is that of relaxation of the individual from the requirements of his/her work and that such relaxation is earned by ‘total’ years of service and hours worked.  ‘Total’ years of service will include any former years of service with the former King Musical, or United Musical Instruments, in addition to current continuous years of service.

Section A. VACATION PERIOD. The Plant will be closed for a two-week Vacation Period beginning on the following dates:

1.             Monday, June 30, 2003 - the Fourth of July Holiday to be observed on Friday, June 27, 2003.

2.             Monday, July 5, 2004 - the Fourth of July Holiday to be observed on Friday, July 2, 2004.

The employee’s seniority status for the purpose of vacations will be determined as of June 30th of the vacation year.  The new vacation year begins each subsequent July 1.  New vacation time becomes available each subsequent July 1.

The designated Shutdown period will be staffed as follows:

a.                           For plant-wide maintenance, a Volunteer Sign-Up Sheet for Laborers required during the shutdown will be posted two months prior to the shutdown for a period of ten (10) working days.

b.                          Those junior employees who cannot entirely cover the vacation period will be the first volunteers selected for the above posted position(s).  However, these junior employees may only volunteer for the time not covered by vacation.  Volunteers paid at Day Rate to a Maximum of Grade 5A.

c.                           Should there be a need for additional manpower, seniority prevailing, all other employees may volunteer.  Vacation may be scheduled and paid at a later date according to Article IX, Section C., letter b.  Volunteers paid at Day Rate to a Maximum of Grade 5A.

d.                          Should the need for additional manpower still exist, remaining junior employees not covered by vacation will be required to work.  Junior employees will be paid at their Day Rate.

e.                           Should the need for additional manpower still exist, junior employees will be required to work, seniority prevailing.  Vacation may be scheduled and paid at a later date according to Article IX, Section C., letter b.  Junior employees will be paid at their Day Rate.

f.                             The list of Laborers scheduled to work the shutdown will be posted five (5) days after the posting period is completed.  Those scheduled to work during the shutdown period will be subject to the same Company Rules that govern any regular workday.

Section B. VACATION PAY. Shall be computed on the basis of the employee’s average hourly earnings for the 52 week period beginning and ending closest to June 1, through May 31, or his/her rate of pay for the classification for which he/she has worked for the majority of the vacation year, whichever is higher, based on the following schedule:

Length of Service	Days of Vacation
Six (6) months to one (1) year seniority	2
One (1) year to two (2) years seniority	5
Two (2) years to five (5) years seniority	10
Five (5) years and up to ten (10) years seniority	12
Ten (10) years and up to fifteen (15) years seniority	15
Fifteen (15) years to twenty (20) years seniority	17
Twenty (20) years or more seniority	20

Vacation pay shall be paid as follows:

2 through 10 days:                                                                                                                                             Paid in its entirety the last pay period before designated shutdown.

12 through 20 days:                                                                                                                                       Paid when employee takes vacation, per Article IX, Section C.

Deductions for Medical contribution to be deducted from vacation pay.  Calculated the same as if employee was working.

Section C. THIRD AND FOURTH WEEK VACATION REQUIREMENTS.

a.                           Employee must have either ten (10), fifteen (15) or twenty (20) years of service prior to June 30 to qualify.

b.                          One (1) week notice must be submitted prior to the day(s) being requested.

c.                           Vacation day(s) will be paid the following Friday of the workweek requested.

d.                          Third and Fourth week cannot be added to the following year’s vacation.

e.                           Must be approved by Human Resource Manager.

Average Hourly Earnings are computed as follows:

Total earnings less overtime premium less vacation pay divided by the Total Hours Paid less Vacation Hours paid.

Section D. LOST TIME QUALIFICATIONS. Employees who are formally approved for retirement or who are or have been on a sickness or personal leave of absence or have lost time due to permanent lay-off, shall receive, at the time of separation, their accumulated vacation pay for the regular hours actually paid with 1,700 hours as the 100% basis.

a.                           Employees must work no less than 1,700 hours to qualify for 100% vacation time due.

b.                          Employees who work less than 1,700 regular work hours will have vacation time due pro-rated with 1,700 hours as the 100% qualifying figure against their actual hours paid.

Section E. LOST TIME ALLOWANCES. Deductions will not be made for lost time due to injury or disease on the job compensable by Workers’ Compensation within the vacation year of such injury.

Deductions will not be made for lost time due to military reserve duty, lost time when on union business, injury or illness as defined by the Sickness and Accident Weekly Benefits Plan, during the vacation year, once employees have been off work for five (5) consecutive weeks.

When production is suspended because of fifty percent (50%) or more of the Plant is shutdown due to lack of orders for instruments, employees laid off because of the Plant shutdown will be allowed an additional 160 hours credit before deductions are made.

ARTICLE X - UNION SECURITY

All employees who are covered by the representation clause in the master contract and are present members of the Union, must as a condition of employment, remain members in good financial standing except for assessments and fines during the life of the master contract.

All employees hired into the bargaining unit described in the representation clause of the master contract must, as a condition of employment, join the Union within thirty (30) days from their hiring date and remain members in good financial standing throughout the life of the master contract.

The Company does agree, subject to applicable Federal and State Laws, to a voluntary check-off of Union dues, provided such voluntary check-off authorization meets with the approval of the Company.

This check-off by the Company of monthly dues does not cover any assessment over and above the mandatory monthly dues as determined by the National Administrative Committee of the Union.

ARTICLE XI - MEDICAL EXAMINATION

Section A. INJURY REPORTING. All employees must report all injuries when they occur to their Supervisor, so it can be recorded and sent to the dispensary, doctors or hospital.

Section B. TRANSPORTATION TO COMPANY DOCTOR. The Company will provide transportation to and from the Company recognized Medical Facility for those employees injured on the job when necessary on the day of the injury only.

Section C. LOST TIME-INJURY. An employee will be compensated for lost time on the day of the injury when sent to Doctors or Hospital, but will not exceed past the normal quitting time, providing a slip indicating the time lost is turned back to their Supervisor, who will forward it to Human Resources.

Section D. WORKERS’ COMPENSATION. If the treating physician for an established workers’ compensation claim requires the employee to visit his office or hospital during working hours for follow-up treatment, he/she shall be compensated for loss of time up to a maximum of two (2) hours for each visit.  However, this provision only applies to appointments relating to treatment, or when the company requires and schedules an independent medical exam during work hours.  Claims in excess of this amount shall be determined between the Company and the Union Shop Committee.

Should an injury not be reported as per requirements, and a claim filed by employee, the Company has no choice but to deny such claim at the hearing.

ARTICLE XII - GENERAL PROVISIONS

Section A. UNION ACTIVITIES. The Company recognizes and will not interfere with the right of its employees to become members of the Union.  The Union agrees that neither it nor any of its officers or members will engage in any Union activity while such employees are on Company time, unless it is mutually agreed by the Company.

The Shop Steward, Departmental Stewards and Shop Committee shall be paid at the rate of their combined piecework and daywork average straight time hourly earnings for all time spent in mutually agreed upon meetings with Management during scheduled working hours.

In addition to pay for time spent in mutually agreed upon meetings with Management during scheduled working hours, the Chairman of the Shop Committee shall receive pay for up to ten (10) hours per week and the Departmental Stewards shall receive pay for up to three (3) hours per week for the time spent on problems arising under this Contract which affect the mutual interest of the Union and the Company.

Section B. TELEPHONE USAGE. It is agreed that the President of the Union or his representative shall have use of the Company’s telephone at any time to consult with the Mechanics Educational Society of America affiliated with the UAW, or Government agencies’ representatives in regard to matters covered by this Agreement.

Section C. BULLETIN BOARDS. Are to be used solely for the purpose of exhibiting official announcements of the Union and the Company.  The dedicated bulletin board for the union is to be used solely for the purpose of posting official union business, and may not include any personal announcements or statements.

Section D. REST PERIODS. In effect during working hours and the wash-up period at quitting time shall be continued.

Section E. SUPERVISORS WORKING. No employee outside the bargaining unit shall perform any work customarily performed by employees within the bargaining unit.  It is agreed, however, the Supervisors may perform such work while acting as instructors or assisting in solving a production problem.  It is further recognized that it is part of the normal procedure of supervision to test and inspect.  During the period in which a shortage of staffing exists due to absenteeism or assignment of personnel to other jobs, the Shipping Department, Maintenance and Tool Room, Machine Shop, and Repair Department Supervisors are excluded from this limitation.

Section F. TEMPORARY EMPLOYEE. Is one engaged by the Company for a definite period of time, not in excess of ninety (90) days, to perform a specific type of work that does not occur with regularity.  The Company agrees not to call in temporary employees, if regular employees are available to do the work.

ARTICLE XIII - FRINGES AND SCOPE OF THE AGREEMENT

Section A. BENEFITS. The Company agrees to an insurance plan for its employees under a policy or policies issued by an insurance company, association or medical group as selected by the Company, subject to the right of the Company to amend, cancel or reinsure the policies or change the underwriters thereof, provided the benefits indicated herein are maintained for the life of this Agreement.

The Company shall afford the employees an annual opportunity to enroll in a Health Maintenance Organization.

1.                                      HOSPITALIZATION PLANS.

AEtna Select Choice HMO.  Effective May 5, 2003.

Contribution: (Per Week)	2003	2004
Single Plan:
Employee only:	$23.00	$23.00	**
Family Plan:
Employee and Family:	$40.00	$40.00	**

Kaiser HMO.  Effective May 5, 2003.

Contribution: (Per Week)	2003	2004
Single Plan:
Employee only:	$16.00	$16.00	**
Family Plan:
Employee and Family:	$22.00	$22.00	**

Kaiser Added Choice.  Effective May 5, 2003.

Contribution: (Per Week)	2003	2004
Single Plan:
Employee only:	$22.00	$22.00	**
Family Plan:
Employee and Family:	$39.00	$39.00	**

**Employees contribution increases will be capped at $ 6.00 per week in the second year.  If total premium increases in the second year exceeds $12.00 per week (equally divided between employees and company) the company and the union agree to secure competitive bids from local providers and/or modify the plan design to maintain the increase to $12.00 per week or less.

2.  DENTAL PLAN. Effective May 5, 2003.

$1,000 Annual Maximum Benefits

Preventative Services:	100%, no deductible
Basic Restorative:	85%, $50 deductible
Major Restorative:	50%, $50 deductible

Contribution: (Per Week)	2003	2004
Single Plan:
Employee only:	$0.00	$0.00
Family Plan:
Employee and Family:	$0.50	$0.50

3.  SICKNESS AND ACCIDENT WEEKLY BENEFITS. Beginning with the first day of an accident or the eighth day of a sickness, benefits will be payable for a maximum of 26 weeks for any one continuous period of disability in any one year.  If a period of illness exceeds two (2) weeks (14 days) for a non-occupational sickness, the initial one (1) week (7 days) waiting period will be waived.  The employee will be paid from the first day of illness according to the following schedule:

$330 per week effective May 5, 2003

$335 per week effective February 16, 2004

4.  LIFE INSURANCE. $27,000 effective May 5, 2003; to $28,000 effective February 16, 2004.

5.  PENSION. Employees who retired after February 16, 2000 shall receive a monthly benefit increase to $20.00 per service year effective June 1, 2003; and increase to $21.00 per service year effective January 1, 2004.

Section B. MEDICARE INSURANCE PREMIUM. The Company will pay the entire cost for those employees covered under Medicare Part B, reimbursing those employees on a quarterly basis.

Section C. RETIREE INSURANCE PREMIUM. All payments of premium by the Company for insurance or hospitalization for employees, retired under the provisions United Musical Instruments U.S.A., Inc. Retirement Plan for Hourly Employees because of disability or otherwise, shall terminate during the month following the month of retirement.

Section D. CLAIMS PROCESSING. The Company shall bear all necessary administrative expenses and agrees that in the administration of the insurance plan, all claims shall be processed as expediently as possible.  All matters concerning benefits provided under the insurance plan shall be governed by the terms and conditions of the insurance policy or policies purchased by the Company.

Section E. BENEFITS WAITING PERIOD. Employees shall become eligible for sickness and accident insurance, life insurance and hospitalization/dental coverage after they have completed three (3) months of accumulated service, provided they are still actively at work and have enrolled.

Section F. ONE MONTH LAY-OFF CLAUSE. All insurance coverage of an employee shall be cancelled one (1) month following the month after lay-off date.  The employee may exercise the COBRA privilege as described in Section G of this Article.

Section G. COBRA. If employment terminates for any reason other than gross misconduct, or if the hours worked are reduced so that medical coverage terminates, the employee and covered dependents may continue coverage under the Company plan as outlined in the Summary Plan Description, provided the employee and dependents are not covered under any other plan.  For the purpose of this provision, “gross misconduct” means any violation of State or Federal laws.  Any employee who elects to continue coverage under the Plan must pay the full cost of the coverage.

If an employee becomes divorced or legally separated, or if the employee’s  dependent child is no longer an eligible dependent under the plan, the employee or another family member must notify the Company within sixty (60) days.

Section H. PLAN 125. An employee may choose to have their employee contribution for Hospitalization/Dental Coverage deducted on a pre-tax basis toward their share of the cost of the benefits.  The employee should refer to the Summary Plan Description of the Benefit Plan for the Employees of United Musical Instruments U.S.A., Inc. for details regarding this program.

Section I. JURY DUTY. An employee who has completed his/her probationary period and who serves as a juror during his/her regular work week, Monday to Friday, inclusive, shall be excused from work for the days required to serve, and will be paid eight (8) hours at average hourly earnings (excluding night shift differential) for each day of jury service.  The employee must present satisfactory evidence.  If an employee works his/her regular shift in addition to performing jury duty, he/she shall not qualify for payment under the provisions of this paragraph.

In order to qualify for Jury Duty pay, an employee must present the Company with Notice to Report within two (2) working days following receipt of such notice.

Section J. BEREAVEMENT PAY. An employee who is actively on payroll and has completed his/her probationary period will be granted as an excused absence, in case of death in his/her immediate family and shall, following the date of death, receive three (3) working days off with payment of his/her average hourly earnings, excluding prior personal or sick leaves of absence.  The members of the immediate family are considered to be father, mother, husband, wife, brother, sister, son, daughter, mother-in-law, father-in-law, step-parents, grandparents or your spouse’s grandparents.  Bereavement days occuring during an employees vacation will displace vacation days (Example:  Employee is on a two (2) week vacation and a death occurs in the immediate family, employee returning to work as scheduled will only be charged with seven (7) vacation days).  Bereavement days occuring during a holiday will be taken immediately after the holiday.

Section K. RE-NEGOTIATION. It is understood and agreed between the parties hereto that all economic issues, including, but not limited to wages and so-called fringe benefits have been fully negotiated between the parties and shall not be subject to further negotiation during the life of this Agreement but all other matters not specifically set forth in this Agreement shall be subject to negotiation during the term of the Agreement.

“COMPANY RULES, REGULATIONS AND POLICIES”

In every business where many people work together, some specific rules and regulations are necessary to define acceptable conduct and to promote the smooth functioning of the business as a whole.

The purpose of the following rules is to insure all employees safety and fairness in their cooperative effort, rather than to place restrictions on any one individual.

The Company feels that a great majority of its employees want to play the game fairly and will abide by the rules where they are known.  For this reason, we have set forth acts of misconduct which, if committed, will result in appropriate disciplinary action.

When an employee is being counseled in line with a discipline problem, the steward will be involved at the department level and the Chairman of the Shop Committee at the Human Resources level.

INFRACTIONS OF A MINOR NATURE

1.                           Absence without an authorized reason.

16-Hour Policy:

a)                          Accumulated 16 hours or more absence during a four (4) week period.

b)                         Excuses may be granted upon presentation of doctor’s report, or court order (under the terms defined by Article II., Section E.).

2.                           Tardiness without an authorized reason.

Lateness:

a)                          Five (5) latenesses in a four (4) week period.

Late from Lunch:

a)                          Not being at the work station by 11:45 a.m. will be considered late from lunch.

3.                           Loafing, neglect or failure to perform assigned duties.

4.                           Improper use of Company property.

5.                           Violation of safety rules.

6.                           Failure to be in assigned area or at station at required time.

7.                           Leaving Department or job prior to authorized time.

8.                           Leaving Department to use phone without obtaining required pass.

9.                           Creating or contributing to unhealthful or unsanitary condition, or displaying signs, obscene pictures or literature or distributing them.

10.                     Neglect of duty or failure to meet reasonable measure of efficiency or productivity or negligence resulting in inferior work, scrap, or waste.

11.                     Running or in any other way creating a condition hazardous to the individual or fellow employee.

12.                     Failure to wear assigned safety garments or use of assigned safety equipment.

13.                     Solicitation of employees for donations or memberships in outside organizations, circulation of petitions or magazines in the Plant area without specific approval of the Human Resources Department.

14.                     Being in an area unauthorized in the Plant or on Plant property.

15.                     Being on Company property while under the influence of alcohol, or any other illegal or controlled substance.

16.                     Gambling of any type.

17.                     Changing a certain phase of a set operating procedure without proper authorization.

18.                     Posting of notices or signs or writing in any form on official bulletin boards or removal of approved notices without approval of the Human Resources Department.

19.                     Leaving the Plant at break or lunch period and not returning without permission or notification.

20.                     Entering or leaving the Plant by other than the authorized area assigned.

21.                     Subtle forms of harassment, intimidation, or inappropriate language or behavior.

22.                     Smoking in non-designated, low fire hazard areas.

ANY EMPLOYEE COMMITTING ANY OF THE
ABOVE OFFENSES is subject to:

1st offense - written warning

2nd offense - written warning

3rd offense - written warning with counseling with Department Steward.

4th offense - written warning with counseling with Chief Shop Steward.

5th offense - dismissal

All warnings will remain in effect twelve (12) months from time of infraction.

INFRACTIONS OF A MAJOR NATURE

1.                           Excessive Absenteeism:

a)                          Includes the following missed work time:

•                              60 hours accumulated lost time per three (3) months includes:

•                              Out Early, excused and unexcused

•                              Absences, excused and unexcused

•                              All latenesses

•                              Leave of absences, personal/medical/FMLA, if approved will not count toward hours included under the Excessive Absentee Policy.

1st Offense - Written warning with counseling by Human Resources

2nd Offense - Written warning with three (3) days suspension

3rd Offense – Dismissal

All warnings will remain in effect until the one (1) year anniversary date from the date of infraction.

2.                           Insubordination (willful disobedience of authority).

3.                           Theft.

4.                           Bringing, having or consuming intoxicating beverages or narcotics in the Plant or on Plant property.

5.                           Smoking in high fire hazard areas (Department(s) 50, 51, 52, 55, Oil Room, Truck Docks, Warehouse, and Hazardous Waste Storage Area).

6.                           Willful damage to or unauthorized removal or appropriation of or defacing property belonging to the Company or another employee.

7.                           Walking off the job.

8.                           Punching another employee’s time card in or out resulting in pay for time not worked.

9.                           Falsification of personnel records.

10.                     Possession of firearms or any type of weapon on company property.

11.                     Physical violence, aggressive retaliatory actions, verbal threats, patterns of continued intentional harassment, sexual harassment, or any serious violation of discrimination laws.

12.                     Flagrant violation or reckless disregard of any safety rule or policy which places the employee or others in danger.

ANY EMPLOYEE COMMITTING ANY OF THE ABOVE OFFENSES IS SUBJECT TO
DISCIPLINE UP TO AND INCLUDING DISCHARGE.

ARTICLE XV - DURATION OF AGREEMENT

Section A.  The Union and the Company mutually agree that all of the provisions of the Agreement shall remain in full force and effect without change up to and including February 15,

2005, unless changes by mutual agreement and shall continue from year to year thereafter unless at least sixty (60) days prior to February 15, 2005, or sixty (60) days prior to any anniversary date thereafter, either party notifies the other, in writing of its desire to terminate, modify, or change the Agreement.

Section B. RETIREMENT AGREEMENT. It is agreed that all the provisions of the Retirement Agreement for Hourly Employees will be continued to February 15, 2005, in order to coincide with the expiration of that Contract.

IN WITNESS WHEREOF, the parties have executed the foregoing Agreement this 5th day of May, 2003.

U.A.W. LOCAL 2359

Bryant Harvey

Randol G. Lang

Larry Martin

Adam Rosciszewski Jr.

Scott Rosciszewski

Jack Swanson

REPRESENTATIVE OF U.A.W.

Bill Meany

CONN-SELMER, INC.

Edward H. Chesko

Robert R. Stone

David B. Woodruff

MEMORANDUM OF AGREEMENT

Effective February 17, 1997, by mutual consent, the job classifications for Polisher (5A41) and Buffer (5A42) will be recognized as separate jobs from this day forward.  All previous related memorandums of agreement will be considered null and void, and will not be recognized from this day forward.  This agreement does not change any portions of the current bargaining agreement, nor does it change any other established employment practice not specifically discussed.

MEMORANDUM OF AGREEMENT

Effective February 17, 1997, by mutual consent, the overtime hours for a five (5) hour Saturday clean-up schedule, within departments 50 and 52, will be rotated between those that volunteer for the ‘available’ positions.  Only employees from departments 50, and 52 will be eligible to volunteer for the ‘available’ positions.  The ‘set’ positions on this clean-up crew will be assigned by the company.

This policy will not apply to a three (3) hour Saturday clean-up schedule within departments 50, and 52, or to any other overtime schedule in other areas of the shop.

This agreement does not change any portions of the current bargaining agreement, nor does it change any other established employment practice not specifically discussed.

Letter of Understanding:

In the event the company determines to outsource or subcontract work performed at the facility, it will meet with the union to discuss the matter further.  While the company will endeavor to preserve work at the facility, all outsourcing or subcontracting options will only be used to improve the competitiveness of student trumpets, student cornets, and student trombones, and also specifically the ¾ Baritone (Model 623).  Other instruments may be added with mutual agreement with the company and the union.

Letter of Understanding:

The cost of “emergency” medical treatment, for what was considered to be a “certified” work related incident, that was later denied payment by the OBWC and the employee’s medical insurance, will be reimbursed by the company.  “Non-emergency” injuries or illnesses, that may not be work related, or that will not be granted “certification” by the company, will be referred to the employee’s physician; and, if denied will not be eligible for reimbursement.

Letter of Understanding:

In the event the company determines to insource production operations normally performed at other manufacturing facilities, or develop and refine production operations for other manufacturing facilities, these same operations will not be construed as permanently assigned to this manufacturing facility.  This understanding, under these terms, permits the company to restore, implement, or move these same production operations to other alternative manufacturing facilities.

Letter of Understanding:

The company will organize a five (5) member team consisting of two (2) supervisors and three (3) union employees to overview health and safety issues related to buffing systems and operations in Departments 50, 51, and 52.  The team will endeavor to cooperatively develop and monitor all housekeeping, preventative maintenance, safe work practices, and safety rules.  The Human Resources Manager and the Chief Shop Steward will appoint their respective team members.  By June 20, 2003, a member of each bargaining committee, along with this safety team, will meet to cooperatively draft their goals and objectives to increase safety, decrease “no work” time, and identify negligence for any related “no work” occurrence in these departments.

The formation of this team, specific to Departments 50, 51, and 52, will be in addition to the established Safety Committee.

Letter of Understanding:

An employee promoted to a supervisory or managerial position, or appointed or elected to an assignment with the international union, shall be granted such leave, and shall be guaranteed reemployment in the same or like position, in line with his or her seniority at the prevailing rate of pay.  Seniority shall accumulate during such leaves; however, all benefits provided under the terms of this collective bargaining agreement shall terminate effective with the commencement of the said leave, and shall reinstate upon return from said leave (based upon the benefit levels, plans, and contributions in effect at that time).  Return rights, for either assignment, will be limited to one occurrence per individual for future leave requests.  Any current leaves will not be accommodated under these defined terms.

Letter of Understanding:

The company agrees to maintain the payroll cycle on a weekly basis, and to provide continued access to direct deposit.  Voluntary, after-tax deductions may be combined with the normal union dues deduction (when processed each month).  Any additional, voluntary after tax deductions must be summarized and submitted with the monthly union dues check-off list.

Letter of Understanding:

The company agrees to amend the qualifying hours for accrued vacation, for the 2003-04 vacation year, to 1,600 hours; and amend the qualifying hours for payment credits, for the 2003 pension year, to 1,440 hours.

U.A.W.

LOCAL 2359

/s/ Bryant Harvey	/s/ Randol G. Lang
Bryant Harvey	Randol G. Lang

/s/ Larry Martin	/s/ Adam Rosciszewski Jr.
Larry Martin	Adam Rosciszewski Jr.

/s/ Scott Rosciszewski	/s/ Jack Swanson
Scott Rosciszewski	Jack Swanson

REPRESENTATIVE OF U.A.W.

/s/ Bill Meany
Bill Meany

CONN-SELMER, INC.

/s/ Edward H. Chesko	/s/ Robert R. Stone
Edward H. Chesko	Robert R. Stone

/s/ David B. Wodruff
David B. Woodruff